Exhibit 99.1

              Sovereign Reaffirms Earnings Guidance and Discusses
                        3rd Quarter Margin Expectations

    PHILADELPHIA, Sept. 19 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today at the RBC Capital Markets Financial Institutions Conference reconfirmed full year 2003 and 2004 earnings guidance and commented on third and fourth quarter 2003 net interest margin expectations. Speaking before investors, John Hamill, Chairman and CEO of Sovereign Bank New England, and Mark McCollom, CFO of Sovereign Bank, reconfirmed third quarter earnings guidance of between $.36 and $.37 per fully diluted share and full year 2003 operating earnings guidance, excluding the after-tax debt restructuring charge of $.07 recorded in the first quarter, of between $1.44 and $1.45 per fully diluted share. In addition, they stated the company is comfortable with 2004 consensus estimates.

    Commenting on net interest margin expectations, McCollom stated, "Previously, we have communicated net interest margin guidance of 5 to 10 basis points of compression each quarter during the second half of 2003.
While we are still comfortable with this guidance in the aggregate (10 to 20 basis points of margin compression during the last six months of 2003), we now believe that third quarter net interest margin may be slightly below our previous guidance, and the fourth quarter outlook is somewhat stronger."

    Sovereign's net interest margin in the third quarter is expected to be impacted by the following items:


     * The reduction on attractive short-term financing (dollar rolls), due to changing market conditions, which have benefited our margins the past two quarters;
     * The reclassification of trust preferred securities expenses to net interest margin from other expenses, in accordance with SFAS 150;
     * The 25 basis point rate cut in short-term interest rates in June 2003;
       and,
     * The higher than anticipated level of prepayments in our investment portfolio.


    McCollom noted, "While these items will be offset somewhat by lower deposit costs, these items coupled with our decision to shrink our average balance of investment securities and residential mortgage loans by approximately $1 billion during the quarter, will drive our changes to third quarter net interest income and net interest margin."

    "Despite net interest income challenges in the current period, we still feel comfortable with third quarter earnings guidance, between $.36 to $.37 per fully diluted share, as this interest rate environment will likely result in the recognition of a mortgage servicing reversal, which we anticipate will offset a short-term decline in net interest income," McCollom added.

    Sovereign anticipates to release its third quarter earnings on Tuesday, October 14th. A replay of the web cast presentation made at the RBC Capital Markets Financial Institutions Conference will be available for 30 days following the conference. The presentation weblink for Sovereign is: http://www.wallstreetwebcasting.com/webcast/dr14/sov.

    Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $41 billion financial institution with 525 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign Bank is one of the top 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.


    Note:

    This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Sovereign's management uses the non-GAAP measures of Operating Earnings and Cash Earnings, and the related per share amounts, in their analysis of the company's performance. These measures typically adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings in 2003 and 2002 represents net income adjusted for the after-tax effect effects of merger-related and integration charges and the loss on early extinguishment of debt. Cash earnings are operating earnings excluding the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

    This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.



SOURCE  Sovereign Bancorp, Inc.
    -0-                             09/19/2003
    /CONTACT: FINANCIAL: Jim Hogan, +1-610-320-8496, or jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or eshultz@sovereignbank.com, all of Sovereign Bancorp/
    /Web site:  http://www.sovereignbank.com /
    (SOV)

CO:  Sovereign Bancorp, Inc.; Sovereign Bank; Sovereign Bank New England
ST:  Pennsylvania
IN:  FIN
SU:  ERP TDS CCA MAV